Exhibit 99.8

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director nominee and to the disclosure of the undersigned’s biographical information incorporated by reference into the Registration Statement on Form S-4, and any amendments thereto, to be filed by Midstates Petroleum Company, Inc. with the Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 6th day of June, 2019.

By:	/s/ Christopher W. Hamm
Name:	Christopher W. Hamm